Exhibit 99.1

Wuhan General Reports First Quarter 2008
Financial Results

-- Full Year Revenue Increases 109% to $25.6 Million --
-- Net income Increases 160% to $4.8 Million --

Wuhan China, May 16, 2008 - Wuhan General Group (China), Inc. (OTC BB: WUHN), a leading manufacturer of industrial blowers and turbines, today announced consolidated financial results for the quarter ended March 31, 2008.

For the first quarter of 2008, total sales increased 109% to $25.6 million as compared to $12.3 million in the first quarter of 2007. Sales of industrial blowers comprised 50% of total revenue, or $12.8 million, and sales of turbines amounted to $12.9 million or 50% of total revenue. This increase was mainly attributable to increased demand for anti-pollution equipment in China and revenue from the construction of a thermal electric power plant in Jiangyin, Jiangsu.

Gross profit increased 105% to $8.1 million in the first quarter of 2008 as compared to $3.9 million in the prior year period. The industrial blower unit contributed 50% of the gross profit as did the turbines business. Gross margin for the first quarter decreased 60 basis points to 31.5% compared to 32.1% in the prior year period. This small decrease was primarily a result of an increase in the cost of materials. Gross margin for the industrial blower unit was 31% and for the turbine unit was 32%.

Operating expenses for the quarter increased 39% from $1.9 million in the first quarter of 2007 to $2.6 million in the first quarter of 2008. As a percentage of sales, operating expenses decreased to 10.3% from 15.5% in the first quarter of 2007. This decrease is mainly attributable to economies of scale related to higher sales and production volumes associated with the growth of the business.

Operating profit in the first quarter of 2008 increased 166% to $5.4 million as compared to $2.0 million in the prior year period. Operating margin increased 450 basis points to 21.1% from 16.6% in the first quarter of 2007. The increase in operating margin also is attributable mostly to economies of scale related to higher sales and production volumes associated with the growth of the business.

Net income increased 160% to $4.8 million versus $1.9 million in the prior year period. Net margin increased 370 basis points to 18.8% from 15.1%. Diluted earnings per diluted share increased to $0.10 per share from $0.08 in the prior year period. Diluted shares outstanding increased 97% to 47.76 million shares compared to 24.20 million shares in the prior year period.

Mr. Xu Jie, Chief Executive Officer of Wuhan General, commented, “The first quarter of 2008 was another successful period for Wuhan General. Both segments of our business, industrial blowers and turbines, recorded excellent growth. We were also able to maintain gross margins while decreasing operating expenses as a percentage of sales, resulting in both excellent growth in net income and a significant expansion in net margin.”

The Company reiterated its guidance for 2008 of $119.7 million in revenue and $22.0 million in net income, increases of 45% and 48% respectively over 2007.

“We remain well positioned, relative to both blowers and turbines, to continue to profit from China’s need for electricity, environmental protection, and general infrastructure build out. Demand in these sectors remains strong. Furthermore, China’s economy is expected to continue to grow at a high rate for many years. As it grows, its demand for electricity and infrastructure will grow as well. In addition, the need for environmental protection, already recognized as an important aspect of development, is expected to become even more of a national priority. Lastly, as the market matures and standards rise, we expect that smaller players will be unable to compete and those with superior technology and capital will be able to capture greater market share. We are confident that we will benefit from this trend. In the second half of 2008, our new dedicated turbine manufacturing facility will be fully operational and it will provide us with additional production capacity to meet the growing demand for our specialized products. We are off to a strong start in 2008 and remain confident Wuhan General will have another year of solid growth,” concluded Mr. Xu.

About Wuhan General

Wuhan General (OTC BB: WUHN) designs, manufactures, and distributes industrial blowers and turbines. Blowers are used in a variety of applications where large amounts of air have to be moved. Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities. Wuhan General manufactures both steam and water turbines which are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants. The company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Certain statements in this press release, including those concerning our future financial performance and market share, growth of our blower and turbine businesses, the markets for blowers, turbines and anti-pollution equipment generally in China, the changing competitive environment in our industry and our ability to adapt, completion of Wuhan General’s turbine manufacturing facility, the Chinese economy and regulation, the future Chinese power generation market and infrastructure and the Chinese government’s commitment to cleaner power production and other environmental protections, may be forward-looking in nature or “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in China generally and the potential for changes in Chinese laws that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Haiming Liu
Chief Financial Officer
Tel: +86-27-5970-0069

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

Wuhan General Group (China), Inc.
Statements of Income
For the three months ended March 31, 2008 and 2007
(Stated in US Dollars)
	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007

Sales	$25,618,901	$12,277,339
Cost of Sales	17,561,279	8,337,981
Gross Profit	8,057,622	3,939,358

Operating Expenses
Selling Expenses	370,639	262,122
General & Administrative Expenses	2,248,542	1,461,604
Warranty Expense	30,284	184,160
Total Operating Expense	2,649,465	1,907,886
Operating Income	5,408,157	2,031,472

Other Income (Expenses)
Other Income	-	-
Interest Income	313,959	12,749
Other Expenses	(764)	(965)
Interest Expense	(913,442)	(192,711)
Total Other Income (Loss) & Expense	(600,247)	(180,927)

Earnings before Tax	4,807,910	1,850,545

Income Tax	-	-

Net Income	$4,807,910	$1,850,545

Preferred Dividends Declared	280,365	174,000
Constructive Preferred Stock Dividend	-	10,501,982

Income Available to Common Stockholders	$4,527,545	$(8,825,437)

Earnings Per Share
Basic	$0.22	$(0.45)
Diluted	$0.10	$0.08
Weighted Average Shares Outstanding
Basic	20,378,815	19,712,446
Diluted	47,760,852	24,203,926

Earnings Per Share excluding effect of Constructive Preferred Dividend
Basic	$0.22	$0.09
Diluted	$0.10	$0.06
Weighted Average Shares Outstanding
Basic	20,378,815	19,712,446
Diluted	47,760,852	30,262,152

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At March 31, 2008 and December 31, 2007
(Stated in US Dollars)
		(Audited)
	March 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash	1,151,907	992,965
Restricted Cash	8,114,767	9,108,866
Notes Receivable	2,614,549	1,865,491
Accounts Receivable	41,838,073	31,875,411
Other Receivable	4,091,671	1,977,646
Inventory	11,069,251	7,895,960
Advances to Suppliers	18,384,820	12,743,130
Advances to Employees	358,857	138,420
Prepaid Taxes	281,397	257,553
Real Property Available for Sale	1,035,174	993,861
Total Current Assets	88,940,466	67,849,304

Non-Current Assets
Property, Plant & Equipment, net	20,851,227	20,401,546
Land Use Rights, net	1,943,619	1,830,476
Construction in Progress	10,633,581	9,897,484
Intangible Assets, net	386,294	381,281
Total Assets	$122,755,187	$100,360,092

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Bank Loans & Notes	32,958,803	28,132,664
Accounts Payable	6,234,333	4,747,298
Taxes Payable	879,139	1,043,383
Other Payable	9,559,623	3,137,575
Dividend Payable	326,463	898,875
Accrued Liabilities	2,671,447	2,003,800
Customer Deposits	7,702,110	5,034,464
Total Current Liabilities	60,331,918	44,998,059

Total Liabilities	60,331,918	44,998,059

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At March 31, 2008 and December 31, 2007
(Stated in US Dollars)

		(Audited)
	March 31, 2008	December 31, 2007

Stockholders' Equity

Preferred Stock - $0.0001 Par Value, 50,000,000 Shares Authorized; 8,561,658 & 10,287,554 Shares of Series A Convertible Preferred Stock Issued & Outstanding at March 31, 2008 and December 31, 2007, respectively	856	1,029
Additional Paid-in Capital - Preferred Stock	11,207,694	13,466,990
Additional Paid-in Capital - Warrants	6,572,334	6,572,334
Additional Paid-in Capital - Beneficial Conversion Feature	8,740,112	10,501,982
Common Stock - $0.0001 Par Value 100,000,000 Shares Authorized; 21,876,390 and 19,712,446 Shares Issued & Outstanding at March 31, 2008 and December 31, 2007, respectively	2,187	1,971
Additional Paid-in Capital	16,370,723	12,349,602
Statutory Reserve	2,249,758	633,771
Retained Earnings	11,395,206	8,483,648
Accumulated Other Comprehensive Income	5,884,398	3,350,706
Total Stockholders' Equity	62,423,270	55,362,033

Total Liabilities & Stockholders' Equity	$122,755,187	$100,360,092